Exhibit 3(i)

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF AVANTOGEN ONCOLOGY, INC.

ARTICLE ONE

The name of the corporation shall be Avantogen Oncology, Inc.

ARTICLE TWO

The address of the corporation's registered office in the State of Nevada is CSC Services of Nevada, Inc., 502 East John Street, Carson City, Nevada 89706.

ARTICLE THREE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

ARTICLE FOUR

The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which this corporation is authorized to issue is one hundred fifty million (150,000,000) shares. The number of shares of Common Stock authorized is one hundred twenty five million (125,000,000) shares. The number of shares of Preferred Stock authorized is twenty five million (25,000,000) shares. All shares of Common Stock and Preferred Stock shall have a par value of $0.001 per share.

A. Common Stock.

1. Voting Rights. Except as otherwise expressly provided by law or in this Article, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the stockholders of the corporation.

2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

3. Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefore, provided, however, that no dividends shall be made with respect to the Common Stock until any

preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

4. Residual Rights. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein or in the corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock.

B. Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions adopted by the Board of Directors providing for the issuance of such series and as may be permitted by filing a certificate pursuant to the applicable provisions of Nevada Law, including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; or (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation, all as may be stated in such resolution or resolutions.

ARTICLE FIVE

The Board of Directors of the corporation shall have the power to adopt, amend and repeal any or all of the Bylaws of the corporation.

ARTICLE SIX

Election of the members to the Board of Directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

Meetings of the stockholders of the corporation may be held within or without the State of Nevada, as the Bylaws may provide. The books of the corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

ARTICLE SEVEN

A. Limitation of Liability. To the fullest extent permitted by Nevada Law, a director or officer or former director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer of the corporation; provided, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director's or officer's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director or officer derived an improper personal benefit.

If Nevada Law is amended to authorize corporate action further eliminating or limiting the liability of directors or officers, the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Law, as amended.

B. Indemnification. The corporation shall indemnify to the fullest extent permitted by Nevada law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or any predecessor of the corporation, or serves or served at any other enterprise as a director or officer at the request of the corporation or any predecessor to the corporation

C. Advancement of Expenses. Reasonable expenses incurred by a director or officer of the corporation who was, is or is threatened to be made a named defendant or respondent in a civil or criminal action shall be paid or reimbursed by the corporation at reasonable intervals in advance of the final disposition of such proceeding if: (i) the applicable action or proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the corporation; and (ii) the corporation receives a written undertaking by or on behalf of such director or officer to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation by a court of competent jurisdiction. Such written undertaking shall be an unlimited obligation of such director or officer, but need not be secured, and it may be accepted without reference to financial ability to make repayment.

D. General Provisions. Any repeal or modification of this Article Seven shall not adversely affect any right or protection of a director or officer of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

The provisions of this Article Seven shall not be deemed to limit or preclude: (i) indemnification of a director or officer by the corporation for any liability of a director or officer which has not been eliminated by the provisions of this Article Seven or (ii) indemnification of any party who is not an officer or director of the corporation.

ARTICLE EIGHT

The corporation reserves the right to amend, alter, change, or repeal any provisions contained in these Articles of Incorporation, in the manner now or hereafter prescribed by Nevada Law,

A resolution setting forth the foregoing Amended and Restated Articles of Incorporation has been adopted by the Board of Directors of the corporation and approved by the written consent of stockholders holding shares in the corporation entitling them to exercise more than a majority of the voting power.

Avantogen Oncology, Inc.

[signature]

Christopher Nowers
Chief Executive Officer

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